Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Fourth Quarter 2013 Results
St. Louis, Missouri, February 7, 2014. First Banks, Inc. (the "Company"), the holding company of First Bank, today announced earnings of $219.7 million for the three months ended December 31, 2013, as compared to $3.4 million for the three months ended December 31, 2012. For the year ended December 31, 2013, the Company recorded earnings of $241.7 million, as compared to $26.3 million for the year ended December 31, 2012. Net income for the fourth quarter of 2013 reflects an income tax benefit of $288.2 million primarily resulting from the reversal of substantially all of the Company's valuation allowance against its net deferred tax assets, a gain on sale of First Bank's Association Bank Services line of business of $28.6 million and the recognition of goodwill impairment of $107.3 million, as further discussed below.
Terrance M. McCarthy, President and Chief Executive Officer of the Company, said, “Our fourth quarter results reflect the culmination of our significant progress over the last two years in restoring profitability and significantly improving our asset quality and regulatory capital ratios. Because of this progress, we were able to reverse substantially all of the valuation allowance against our deferred tax assets which, combined with the sale of our Association Bank Services line of business, significantly improved the Company's capital position during the quarter. We are very pleased to have positioned the Company to allow the recapture of its deferred tax assets. While the operating environment remains very challenging and competitive, we have significantly improved our financial performance in 2013."
Net Interest Income:
Net interest income was $36.8 million for the fourth quarter of 2013, in comparison to $36.7 million for the third quarter of 2013 and $41.1 million for the fourth quarter of 2012.
The net interest margin was 2.57% for the fourth quarter of 2013, in comparison to 2.50% for the third quarter of 2013 and 2.68% for the fourth quarter of 2012. The increase in net interest margin, as compared to the third quarter of 2013, primarily reflects a reduction in the average balance of low-yielding cash and cash equivalents as a result of the sale of our Association Bank Services line of business in the fourth quarter of 2013, as further discussed below, and an increase in the average yield on investment securities. The decline in net interest margin, as compared to the fourth quarter of 2012, primarily resulted from the change in the mix of our interest-earning assets, which have shifted from loans and investment securities to low-yielding cash and cash equivalents, and a decrease in the average yield on loans due to the low interest rate environment during these periods. This decrease was partially offset by a decrease in the cost of interest-bearing deposits resulting from the continued change in the mix of our average deposits and the continued re-pricing of certificates of deposit to current market interest rates upon maturity. Yields on interest-earning assets and costs of interest-bearing liabilities are summarized in the following table:

	Three Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Average yield on loans	4.10%	4.10%	4.51%
Average yield on investment securities	2.19	2.11	1.97
Average yield on interest-earning assets	2.99	2.91	3.14
Average cost of interest-bearing deposits	0.23	0.22	0.30
Average cost of interest-bearing liabilities	0.57	0.54	0.59
Provision for Loan Losses:
We recorded a negative provision for loan losses of $5.0 million for the fourth quarter of 2013 primarily as a result of the continued decline in nonaccrual loans, in addition to net recoveries of $1.8 million during the fourth quarter of 2013. The provision for loan losses was zero for the third quarter of 2013 and the fourth quarter of 2012. Net loan charge-offs were $1.4 million for the third quarter of 2013 and $22.6 million for the fourth quarter of 2012. Nonaccrual loans decreased $18.2 million, or 25.6%, during the fourth quarter of 2013 to $53.0 million at December 31, 2013, compared to $71.1 million at September 30, 2013 and $109.9 million at December 31, 2012, representing a 51.8% decrease in nonaccrual loans year-over-year.
Noninterest Income:
Noninterest income was $43.9 million for the fourth quarter of 2013, in comparison to $15.6 million for the third quarter of 2013 and $16.6 million for the fourth quarter of 2012. Noninterest income for the fourth quarter of 2013 includes a gain of $28.6 million related to the sale of First Bank's Association Bank Services line of business in November 2013, after the write-off of goodwill of $18.0 million allocated to the transaction.
Net (losses) gains associated with changes in the fair value of mortgage and SBA servicing rights were $(468,000), $283,000 and $(867,000) for the fourth quarter of 2013, the third quarter of 2013 and the fourth quarter of 2012, respectively, primarily reflecting changes in mortgage interest rates and the related changes in estimated prepayment speeds during these time periods.
The gain on sale of residential mortgage loans was $602,000, $1.3 million and $2.6 million for the fourth quarter of 2013, the third quarter of 2013 and the fourth quarter of 2012, respectively, primarily reflecting declines in loan production volumes in our mortgage banking division as new interest rate lock commitments decreased to $48.4 million for the fourth quarter of 2013, from $67.7 million for the third quarter of 2013 and $149.9 million for the fourth quarter of 2012.
Net gains on sales of other real estate and repossessed assets were $1.2 million for the fourth quarter of 2013, in comparison to $795,000 for the third quarter of 2013 and $1.2 million for the fourth quarter of 2012.
Noninterest Expense:
Noninterest expense was $154.2 million for the fourth quarter of 2013, in comparison to $46.5 million for the third quarter of 2013 and $54.6 million for the fourth quarter of 2012. Excluding goodwill impairment, which is further discussed below, noninterest expense was $46.9 million for the fourth quarter of 2013.
We recorded goodwill impairment of $107.3 million during the fourth quarter of 2013 related to the increase in carrying value of our single reporting unit as a result of the reversal of substantially all of the valuation allowance against our deferred tax assets.
Write-downs and expenses on other real estate properties and repossessed assets were $940,000, $2.0 million and $7.5 million for the fourth quarter of 2013, the third quarter of 2013 and the fourth quarter of 2012, respectively, primarily reflecting write-downs on certain other real estate properties of $172,000, $1.4 million and $6.6 million, respectively, resulting from a decline in the fair value of certain properties upon periodic re-valuation. The overall reduction in these expenses in the fourth quarter of 2013, as compared to the fourth quarter of 2012, is reflective of the continued reduction in the overall number and balance of other real estate properties and repossessed assets.
Noninterest expense during the fourth quarter of 2012 includes a $2.3 million fair value adjustment on bank-owned facilities of eight of the Company's Florida branches previously reported as discontinued operations that were reclassified to continuing operations during the fourth quarter of 2012.

Provision for Income Taxes:
The Company recorded a benefit for income taxes of $288.2 million, $65,000 and $217,000 for the fourth quarter of 2013, the third quarter of 2013 and the fourth quarter of 2012, respectively. During the fourth quarter of 2013, the Company reversed substantially all of its valuation allowance against its net deferred tax assets, previously established in 2008. We concluded that, as of December 31, 2013, it was more likely than not that substantially all of our deferred tax assets would be realized in future years. This conclusion was primarily based on eight consecutive quarters of profitability, in addition to the significant improvement in our asset quality and regulatory capital ratios over the last few years.
Cash and Cash Equivalents:
Cash and cash equivalents were $190.4 million at December 31, 2013, compared to $714.2 million at September 30, 2013 and $520.0 million at December 31, 2012. The decrease in cash and cash equivalents during the fourth quarter of 2013 reflects the sale of our Association Bank Services line of business in the fourth quarter of 2013, as further discussed below, which resulted in a cash outflow of $487.7 million during the fourth quarter of 2013.
Investment Securities:
Investment securities were $2.35 billion at December 31, 2013, compared to $2.37 billion at September 30, 2013 and $2.68 billion at December 31, 2012. The Company continues to maintain a high level of investment securities in an effort to support future loan growth opportunities.
Loans:
Loans, net of deferred loan fees, were $2.86 billion at December 31, 2013, compared to $2.81 billion at September 30, 2013 and $2.93 billion at December 31, 2012. The Company recorded loan growth during the fourth quarter of 2013 as a result of growth in commercial real estate and commercial and industrial production volumes, partially offset by the sale of $20.8 million of loans at par value associated with First Bank's Association Bank Services line of business in November, 2013.
Deposits:
Deposits were $4.81 billion at December 31, 2013, in comparison to $5.38 billion at September 30, 2013 and $5.65 billion at December 31, 2012. The sale of the First Bank's Association Bank Services line of business in November 2013 resulted in a decrease in deposits of $572.1 million during the fourth quarter of 2013. The sale of eight branches in First Bank's Northern Florida Region in April 2013 resulted in a decrease in deposits of $120.3 million during the second quarter of 2013.
Stockholders' Equity:
Stockholders' equity, including noncontrolling interest in subsidiary, was $488.3 million at December 31, 2013, in comparison to $269.1 million at September 30, 2013 and $300.0 million at December 31, 2012. The increase during the fourth quarter of 2013 primarily reflects net income of $219.7 million for the fourth quarter of 2013. Accumulated other comprehensive income declined $37.8 million during 2013 to $7.5 million at December 31, 2013, as compared to $45.3 million at December 31, 2012, primarily due to a decrease in unrealized gains on available-for-sale investment securities resulting from an increase in market interest rates during 2013.
Asset Quality:
The Company reduced its overall level of nonperforming assets by $26.3 million, or 18.0%, during the fourth quarter of 2013, and $82.2 million, or 40.7%, year-over-year. The Company reduced its ratio of nonaccrual loans to total loans to 1.85% at December 31, 2013, from 2.53% at September 30, 2013 and 3.75% at December 31, 2012. The allowance for loan losses as a percentage of nonaccrual loans increased to 153.02% at December 31, 2013, as compared to 118.48% at September 30, 2013 and 83.37% at December 31, 2012. Certain asset quality metrics as of or for the quarterly periods are summarized in the following table:

	December 31, 2013	September 30, 2013	December 31, 2012
	(dollars expressed in thousands)
Provision for loan losses	$(5,000)	—	—
Nonaccrual loans	52,956	71,133	109,872
Performing troubled debt restructurings	110,627	110,232	128,917
Other real estate and repossessed assets	66,702	74,831	91,995
Potential problem loans	104,957	104,884	116,092
Net loan (recoveries) charge-offs	(1,756)	1,356	22,600
Ratio of:
Nonaccrual loans to loans	1.85%	2.53%	3.75%
Nonperforming assets to total assets	2.02	2.34	3.10
Allowance for loan losses to loans	2.84	3.00	3.13
Allowance for loan losses to nonaccrual loans	153.02	118.48	83.37
Regulatory Capital:
First Bank's and First Banks, Inc.'s regulatory capital ratios increased during the fourth quarter of 2013, reflecting significant improvement in each of the regulatory capital ratios, as a result of the reversal of substantially all of our valuation allowance against our deferred tax assets and the gain on the sale of our Association Bank Services line of business. The recognition of goodwill impairment had no impact on our regulatory capital ratios. First Bank is considered well capitalized under the prompt corrective action provisions of the regulatory capital standards and First Banks, Inc. is considered adequately capitalized under the regulatory capital standards established for bank holding companies. Regulatory capital ratios for First Bank and First Banks, Inc. are summarized in the following table:

	December 31, 2013	September 30, 2013	December 31, 2012
First Bank:
Total Capital Ratio	20.12%	18.42%	17.18%
Tier 1 Ratio	18.86	17.15	15.92
Leverage Ratio	11.77	10.09	9.13
First Banks, Inc.:
Total Capital Ratio	11.13	3.20	2.57
Tier 1 Ratio	6.58	1.60	1.28
Leverage Ratio	4.12	0.94	0.73
Corporate Transactions:
On November 22, 2013, First Bank completed the sale of certain assets and the transfer of certain liabilities of its Association Bank Services line of business, to Union Bank, N.A. ("Union Bank"), headquartered in San Francisco, California, which resulted in a gain of $28.6 million, after the write-off of goodwill allocated to the transaction of $18.0 million. First Bank's Association Bank Services line of business, headquartered in Vallejo, California, provided a full range of services to homeowners associations and community management companies. In conjunction with this transaction, Union Bank assumed $572.1 million of deposits, as well as certain other liabilities, and purchased approximately $20.8 million of loans at par value.
Junior Subordinated Debentures:
On January 31, 2014, the Company received regulatory approval from the Federal Reserve Bank of St. Louis (the "FRB"), subject to certain conditions, which grants First Bank the authority to pay a dividend to the Company, and grants authority to the Company to utilize such funds, for the sole purpose of paying the accumulated deferred interest payments on the Company's outstanding junior subordinated debentures issued in connection with the Company's trust preferred securities. Subject to those certain conditions, the Company intends to make payment of such accumulated deferred interest on the regularly scheduled quarterly payment dates in March and April, 2014. The Company and First Bank must receive approval from the FRB prior to making any future interest payments on the Company's outstanding junior subordinated debentures. The Company is unable to predict whether or when the FRB will grant approval to the Company to make any such future interest payments.

FINANCIAL SUMMARY

(dollars expressed in thousands, except per share data)

(UNAUDITED)

SELECTED OPERATING DATA

	Three Months Ended			Years Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Interest income	$42,911	42,698	48,080	174,031	202,565
Interest expense	6,072	6,030	6,954	24,629	31,060
Net interest income	36,839	36,668	41,126	149,402	171,505
Provision for loan losses	(5,000)	—	—	(5,000)	2,000
Net interest income after provision for loan losses	41,839	36,668	41,126	154,402	169,505
Noninterest income	43,903	15,588	16,631	94,471	66,686
Noninterest expense	154,180	46,499	54,643	295,210	210,349
(Loss) income before benefit for income taxes	(68,438)	5,757	3,114	(46,337)	25,842
Benefit for income taxes	(288,215)	(65)	(217)	(288,260)	(139)
Net income	219,777	5,822	3,331	241,923	25,981
Less: net income (loss) attributable to noncontrolling interest in subsidiary	66	(38)	(68)	179	(297)
Net income attributable to First Banks, Inc.	$219,711	5,860	3,399	241,744	26,278
Preferred stock dividends declared and undeclared	1,028	5,013	4,816	15,869	18,886
Accretion of discount on preferred stock	918	919	894	3,643	3,554
Net income (loss) available to common stockholders	$217,765	(72)	(2,311)	222,232	3,838

Basic and diluted earnings (loss) per common share	$9,203.51	(3.04)	(97.67)	9,392.31	162.22

SELECTED FINANCIAL DATA

	December 31, 2013	September 30, 2013	December 31, 2012
Total assets	$5,918,983	6,237,328	6,509,126
Cash and cash equivalents	190,435	714,155	519,985
Investment securities	2,351,931	2,368,591	2,675,280
Loans, net of deferred loan fees	2,857,095	2,807,323	2,930,747
Allowance for loan losses	81,033	84,277	91,602
Deposits	4,813,895	5,384,521	5,648,499
Other borrowings	43,143	37,077	26,025
Subordinated debentures	354,210	354,191	354,133
Stockholders’ equity	488,256	269,098	299,959
Nonperforming assets	119,658	145,964	201,867

SELECTED FINANCIAL RATIOS

	Three Months Ended			Years Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net interest margin	2.57%	2.50%	2.68%	2.57%	2.79%
Yield on loans	4.10	4.10	4.51	4.20	4.67
Cost of interest-bearing deposits	0.23	0.22	0.30	0.24	0.37
Loan-to-deposit ratio	59.35	52.14	51.89	59.35	51.89

About First Banks, Inc.

The Company had assets of $5.92 billion at December 31, 2013 and currently operates 130 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

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Financial Disclosures
The financial disclosures presented in this press release reflect numeric disclosures prior to the categorical reclassifications for Discontinued Operations. The Discontinued Operations reclassifications and related disclosures may be found in the Company's Annual Report on Form 10-K as of and for the year ended December 31, 2012, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC's internet site (http://www.sec.gov), and such disclosures will also be presented in the Company's Annual Report on Form 10-K as of and for the year ended December 31, 2013 upon filing with the SEC in March, 2014.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company's plans, objectives, estimates or projections with respect to our future financial condition and earnings including the ability of the Company to remain profitable, expected or anticipated revenues with respect to our results of operations and our business, expected improvement in our net interest income and margin, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: deterioration in the Company's loan portfolio, increased competition and its effect on pricing, spending, third-party relationships, revenues and net interest margin; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause the Company's results to differ materially from those described in the forward-looking statements may be found in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC and available at the SEC's internet site. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.